May 2008 Filed pursuant to Rule 433 dated May 1, 2008 Relating to Preliminary Pricing Supplement No. 648 dated May 1, 2008 to Registration Statement No. 333-131266
STRUCTURED INVESTMENTS
Opportunities in Currencies

Protected Absolute Return Barrier Notes due May 31, 2011
Based on the Performance of the Eurozone euro/U.S. dollar Exchange Rate
Protected Absolute Return Barrier Notes provide principal protection as well as potential appreciation based on the absolute value of the percentage change in the Eurozone euro/U.S. dollar exchange rate, which we refer to as the euro/dollar exchange rate, but only if the euro/dollar exchange rate remains within a specified range (greater than or equal to 1.0 and less than or equal to 2.0) at all times during the term of the notes.  Consequently, you will receive a positive return whether the euro/dollar exchange rate on the valuation date is higher or lower than the initial exchange rate, as long as the euro/dollar exchange rate remains within the specified range at all times.
SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Stated principal amount:	$1,000 per note
Issue price:	$1,000 per note (see “Commissions and Issue Price” below)
Pricing date:	May , 2008
Original issue date:	May , 2008 (5 business days after the pricing date)
Maturity date:	May 31, 2011
Payment at maturity:	$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:	▪	If at all times during the observation period the euro/dollar exchange rate is within the exchange rate range: $1,000 times the absolute exchange rate return times the participation rate
	▪	If at any time on any day during the observation period the euro/dollar exchange rate is outside the exchange rate range: $0

For the purposes of determining whether or not the euro/dollar exchange rate has remained within the exchange rate range at all times during the observation period, the euro/dollar exchange rate will be determined by reference to the rates displayed on Bloomberg Page “EUR CRNCY GIP”, which displays the high and low euro/dollar exchange rates for each day.

Observation period:	The period from 10:00 a.m. (New York time) on the currency business day immediately following the pricing date to 10:00 a.m. (New York time) on the valuation date
Exchange rate range:	Any euro/dollar exchange rate that is (i) greater than or equal to 1.0 and (ii) less than or equal to 2.0
Absolute exchange rate return:	Absolute value of: (final exchange rate / initial exchange rate) – 1
Participation rate:	100% to 120%. The actual participation rate will be determined on the pricing date.
Initial exchange rate:
The euro/dollar exchange rate (expressed as the number of U.S. dollars per one Eurozone euro) as displayed on Reuters Page “1FED” at 10:00 a.m. (New York time) on the currency business day immediately following the pricing date

Final exchange rate:	The euro/dollar exchange rate (expressed as the number of U.S. dollars per one Eurozone euro) as displayed on Reuters Page “1FED” at 10:00 a.m. (New York time) on the valuation date
Valuation date:	May 24, 2011, subject to adjustment for non-currency business day
Interest:	None
CUSIP:	6174466H7
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Note	100%	2%	98%
Total	$	$	$
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes  purchased by that investor.  The lowest price payable by an investor is $992.50 per note.  Please see “Syndicate Information” on page 7 for further details.

(2)
For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT DESCRIBING THE OFFERING AND THE RELATED
PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Preliminary Pricing Supplement No. 648 dated May 1, 2008
Amendment No. 1 to Prospectus Supplement dated July 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP: MSPRB0707001

Protected Absolute Return Barrier Notes due May 31, 2011
Based on the Performance of the Eurozone euro/U.S. dollar Exchange Rate

Investment Overview

The Protected Absolute Return Barrier Notes based on the performance of the euro/dollar exchange rate provide investors:

▪
the opportunity to gain exposure to the euro/dollar exchange rate over the three-year term of the notes while expressing no view on the specific direction of the movement of the euro/dollar exchange rate -- only the view that the euro/dollar exchange rate will remain within the specified range (greater than or equal to 1.0 and less than or equal to 2.0) over the term of the notes

▪
potential capped appreciation (with 100-120% participation) based on the absolute value of the percentage change in the euro/dollar exchange rate, provided that the euro/dollar exchange rate remains within the specified range

▪	100% principal protection regardless of the performance of the euro/dollar exchange rate

The notes will pay at maturity the stated principal amount plus a supplemental redemption amount, if any, based on the absolute exchange rate return as of the valuation date.  The supplemental redemption amount provides 100% to 120% upside exposure (e.g. a 10% increase or decrease in the euro/dollar exchange rate will return the stated principal amount plus 10% to 12% of the stated principal amount as a supplemental redemption amount).  However, if the euro/dollar exchange rate does not remain within the specified range at all times during the term of the notes, the investment will return only the stated principal amount at maturity.  Investors who want to capitalize on either positive or negative movements in the euro/dollar exchange rate within the specified range can use the notes to gain such exposure while protecting 100% of their principal at maturity.  There will be no interest payments on the notes.

Maturity:	3 years
Principal protection at maturity:	100%
Participation rate:	100% to 120%, to be determined on the pricing date
Payment at maturity:
(i)    If at all times during the observation period the euro/dollar exchange rate is within the exchange rate range:
Par plus par times the absolute exchange rate return times the participation rate
(ii)   If at any time on any day during the observation period the euro/dollar exchange rate is outside the exchange rate range:
Par

Underlying Exchange Rate

The Eurozone euro/U.S. dollar Exchange Rate

The euro is the official currency of the European Economic & Monetary Union. The conventional market quotation is the number of U.S. dollars per euro.  The countries using the euro as their official currency are: Austria, Belgium, Cyprus, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, Malta, Netherlands, Portugal, Slovenia, and Spain.  The euro was officially launched on January 1, 1999.

Information as of market close on April 30, 2008.

Bloomberg Ticker Symbol:	EUR
Current Euro/Dollar Exchange Rate:	1.5622
52 Weeks Ago:	1.3648
52 Week Intraday High Exchange Rate:	1.6018 (on 4/22/08)
52 Week Intraday Low Exchange Rate:	1.3264 (on 6/13/07)

May 2008	Page 2

Protected Absolute Return Barrier Notes due May 31, 2011
Based on the Performance of the Eurozone euro/U.S. dollar Exchange Rate

The following graph sets forth the intra-day high, low and last published euro/dollar exchange rate for each day in the period from December 31, 1998 to April 30, 2008 and thus reflects all euro/dollar exchange rates reported over the relevant 24-hour period.  Determination of whether or not the euro/dollar exchange rate has moved outside the exchange rate range will be made by reference to the euro/dollar exchange rates reported on a 24-hour basis.

Historical Performance of the Euro/U.S. dollar Exchange Rate – Intra-day High, Low and Last Published Rates from December 31, 1998 to April 30, 2008

How Do Currency Exchange Rates Work?

▪	Exchange rates reflect the amount of one currency that can be exchanged for a unit of another currency.

▪	The euro/dollar exchange rate is expressed as the number of U.S. dollars per one Eurozone euro.

▪
An increase in the euro/dollar exchange rate means that the euro has appreciated / strengthened relative to the dollar.  This means that it takes more dollars to purchase one (1) euro on the valuation date than it did on the pricing date.  Viewed another way, one (1) euro can purchase more dollars on the valuation date than it could on the pricing date.  For example, the following illustrates an instance where the euro has strengthened relative to the dollar by 10%:

Pricing date = 1.5 dollars / 1 euro and Valuation date = 1.65 dollars / 1 euro

▪
A decrease in the euro/dollar exchange rate means that the euro has depreciated / weakened relative to the dollar.  This means that it takes fewer dollars to purchase one (1) euro on the valuation date than it did on the pricing date.  Viewed another way, one (1) euro can purchase fewer dollars on the valuation date than it could on the pricing date.  For example, the following illustrates an instance where the euro has weakened relative to the dollar by 10%:

Pricing date = 1.5 dollars / 1 euro and Valuation date = 1.35 dollars / 1 euro

Exchange rates used in the examples above are hypothetical and do not reflect the actual euro/dollar exchange rate.

May 2008	Page 3

Protected Absolute Return Barrier Notes due May 31, 2011
Based on the Performance of the Eurozone euro/U.S. dollar Exchange Rate

Key Investment Rationale

These Protected Absolute Return Barrier Notes provide principal protection as well as the potential for a capped return regardless of whether the euro/dollar exchange rate increases or decreases, as long as the euro/dollar exchange rate remains within the exchange rate range at all times during the observation period.

Best Case Scenario
The euro/dollar exchange rate remains within the exchange rate range at all times during the observation period and investors receive $1,000 times the absolute exchange rate return times the participation rate (100-120%).  The appreciation potential of the notes is limited by the exchange rate range to a maximum supplemental redemption amount which will be determinable on the pricing date based on the initial exchange rate and the participation rate.  At maturity, investors will maximize their returns if the final exchange rate is at the top or bottom of the exchange rate range, and the euro/dollar exchange rate has remained within the exchange rate range at all times during the observation period.

Worst Case Scenario
The euro/dollar exchange rate is outside the exchange rate range at any time on any day during the observation period and investors receive only the stated principal amount of their investment at maturity.  The notes are 100% principal protected.

Summary of Selected Key Risks (see page 10)

Structure Related Risks

¡	No guaranteed supplemental redemption amount

¡	No interest payments

¡	Appreciation potential is limited.

¡	Market value of notes may decline.

Currency Related Risks

▪	Currency exchange rate risk

▪	Government intervention could materially and adversely affect the value of the notes.

¡	Even though currencies trade around-the-clock, the notes will not.

Secondary Market Related Risks

¡	Market price of the notes will be influenced by many unpredictable factors.

¡	Secondary trading may be limited.

¡	Inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

¡	Hedging and trading activity could potentially affect the value of the notes.

Other Risks

¡	Economic interests of the calculation agent may be potentially adverse to investor interests.

¡	Credit risk to Morgan Stanley

May 2008	Page 4

Protected Absolute Return Barrier Notes due May 31, 2011
Based on the Performance of the Eurozone euro/U.S. dollar Exchange Rate

Fact Sheet

The notes offered are senior unsecured obligations of Morgan Stanley, will pay no interest and have the terms described in the preliminary pricing supplement, the prospectus supplement and the prospectus.  At maturity, an investor will receive for each $1,000 stated principal amount of notes that the investor holds, the $1,000 stated principal amount and a return, if any, based on the absolute value of the percentage change in the euro/dollar exchange rate, the participation rate and on whether the euro/dollar exchange rate has remained within the exchange rate range at all times during the observation period.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
May , 2008	May , 2008 (5 business days after the pricing date)	May 31, 2011
Key Terms
Issuer:	Morgan Stanley
Issue price:	$1,000 per note (see “Syndicate information” on page 7)
Stated principal amount:	$1,000 per note
Interest:	None
Payment at maturity:	$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:
▪    If at all times during the observation period the euro/dollar exchange rate is within the exchange rate range:
$1,000 times the absolute exchange rate return times the participation rate
▪    If at any time on any day during the observation period the euro/dollar exchange rate is outside the exchange rate range:
$0

For the purposes of determining whether or not the euro/dollar exchange rate has remained within the exchange rate range at all times during the observation period, the euro/dollar exchange rate will be determined by reference to the rates displayed on Bloomberg Page “EUR CRNCY GIP”, which displays the high and low euro/dollar exchange rates for each day.

Observation period:
The period from 10:00 a.m. (New York time) on the currency business day immediately following the pricing date to 10:00 a.m. (New York time) on the valuation date.  Generally, currencies trade and exchange rates are reported on a 24-hour basis.

Exchange rate range:	Any euro/dollar exchange rate that is (i) greater than or equal to 1.0 and (ii) less than or equal to 2.0
Absolute exchange rate return:	Absolute value of: (final exchange rate / initial exchange rate) – 1
Participation rate:	100% to 120%. The actual participation rate will be determined on the pricing date.
Initial exchange rate:
The euro/dollar exchange rate (expressed as the number of U.S. dollars per one Eurozone euro) as displayed on Reuters Page “1FED” at 10:00 a.m. (New York time) on the currency business day immediately following the pricing date

Final exchange rate:	The euro/dollar exchange rate (expressed as the number of U.S. dollars per one Eurozone euro) as displayed on Reuters Page “1FED” at 10:00 a.m. (New York time) on the valuation date
Valuation date:	May 24, 2011, subject to adjustment for non-currency business day
Risk factors:	Please see “Risk Factors” on page 10.

May 2008	Page 5

Protected Absolute Return Barrier Notes due May 31, 2011
Based on the Performance of the Eurozone euro/U.S. dollar Exchange Rate

General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	6174466H7
Minimum ticketing size:	1 note
Tax consideration:
The notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders.”  Under this treatment, if you are a U.S. taxable investor, you will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, even though no stated interest is payable on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes will be treated as ordinary income.  If the notes were priced on April 29, 2008, the “comparable yield” would be a rate of 4.8463% per annum, compounded semi-annually; however, the final comparable yield will be determined on the pricing date and may be different from the comparable yield set forth above.  Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $1,000) consists of a projected amount equal to $1,154.5782 due at maturity. The actual comparable yield and the projected payment schedule for the notes will be updated in the final pricing supplement.  You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of investing in the notes.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustments to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the notes) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through June 30, 2008	$4.0386	$4.0386
July 1, 2008 through December 31, 2008	$24.3294	$28.3680
January 1, 2009 through June 30, 2009	$24.9189	$53.2869
July 1, 2009 through December 31, 2009	$25.5227	$78.8096
January 1, 2010 through June 30, 2010	$26.1412	$104.9508
July 1, 2010 through December 31, 2010	$26.7746	$131.7254
January 1, 2011 through the Maturity Date	$22.8528	$154.5782

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments in respect of the notes, and we make no representation regarding the actual amounts of payments that will be made on a note.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley Capital Services Inc.

May 2008	Page 6

Protected Absolute Return Barrier Notes due May 31, 2011
Based on the Performance of the Eurozone euro/U.S. dollar Exchange Rate

Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries.

On or prior to the currency business day immediately following the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the notes by taking positions in forwards, futures and options contracts on the U.S. dollar and Eurozone euro or positions in any other available currencies or instruments that we may wish to use in connection with such hedging.  We cannot give any assurance that our hedging activity will not affect the euro/dollar exchange rate and, therefore, adversely affect the payment that you will receive at maturity.  For further information, see “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

ERISA:	See “ERISA Matters for Pension Plans and Insurance Companies” in the accompanying preliminary pricing supplement.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue price of the notes	Selling concession	Principal amount of notes for any single investor
$1,000	2.00%	<$999K
$996.25	1.625%	$1MM-$2.99MM
$994.375	1.4375%	$3MM-$4.99MM
$992.50	1.25%	>$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the notes distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the notes.  We encourage you to read the accompanying preliminary pricing supplement, prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

May 2008	Page 7

Protected Absolute Return Barrier Notes due May 31, 2011
Based on the Performance of the Eurozone euro/U.S. dollar Exchange Rate

How the Protected Absolute Return Barrier Notes Work

The table below illustrates the payment at maturity (including, where relevant, the payment of the supplemental redemption amount) for a $1,000 stated principal amount note for hypothetical final exchange rates from 0.5 to 2.5 and assumes a hypothetical initial exchange rate of 1.55 and a hypothetical participation rate of 110%.  In this example, the euro/dollar exchange rate must move up by more than 0.45 or down by more than 0.55 from the initial exchange rate at any time during the observation period before we would not pay you a supplemental redemption amount.

The following hypothetical results are based, for the shaded rows, on the assumption that the euro/dollar exchange rate has remained within the price range at all times during the observation period.  If the euro/dollar exchange rate moves outside the exchange rate range (greater than or equal to 1.0 and less than or equal to 2.0) at any time on any day during the observation period, the supplemental redemption amount will be $0.  You should consider carefully whether the notes are suitable to your investment goals.  The numbers appearing in the table below have been rounded for ease of analysis.

Final Exchange Rate	Exchange Rate Return	Supplemental Redemption Amount	Payment At Maturity	Return on Notes
2.5	61.29%	$0.00	$1,000.00	0%
2.4	54.84%	$0.00	$1,000.00	0%
2.3	48.39%	$0.00	$1,000.00	0%
2.2	41.94%	$0.00	$1,000.00	0%
2.1	35.48%	$0.00	$1,000.00	0%
2.0	29.03%	$319.33	$1,319.33	31.93%
1.798	16%	$176.00	$1,176.00	17.6%
1.736	12%	$132.00	$1,132.00	13.2%
1.674	8%	$88.00	$1,088.00	8.8%
1.612	4%	$44.00	$1,044.00	4.4%
1.5655	1%	$11.00	$1,011.00	1.1%
1.55	0%	$0.00	$1,000.00	0%
1.5345	–1%	$11.00	$1,011.00	1.1%
1.488	–4%	$44.00	$1,044.00	4.4%
1.426	–8%	$88.00	$1,088.00	8.8%
1.364	–12%	$132.00	$1,132.00	13.2%
1.302	–16%	$176.00	$1,176.00	17.6%
1.0	–35.48%	$390.28	$1,390.28	39.03%
0.9	–41.94%	$0.00	$1,000.00	0%
0.8	–48.39%	$0.00	$1,000.00	0%
0.7	–54.84%	$0.00	$1,000.00	0%
0.6	–61.29%	$0.00	$1,000.00	0%
0.5	–67.74%	$0.00	$1,000.00	0%

The supplemental redemption amount, if any, will be based on the absolute value of the percentage change in the final exchange rate from the initial exchange rate.  Consequently, you will receive a positive supplemental redemption amount whether the euro/dollar exchange rate on the valuation date is higher or lower than the initial exchange rate, as long as the euro/dollar exchange rate remains within the exchange rate range at all times.

The following payment examples illustrate the potential returns on the notes at maturity based on the table above.

May 2008	Page 8

Protected Absolute Return Barrier Notes due May 31, 2011
Based on the Performance of the Eurozone euro/U.S. dollar Exchange Rate

Payment Example 1
The euro/dollar exchange rate increases by 12% from the hypothetical initial exchange rate of 1.55 to a final exchange rate of 1.736, and the euro/dollar exchange rate remains within the exchange rate range at all times throughout the observation period.  Accordingly, the supplemental redemption amount is equal to:

$1,000 x absolute value of [(1.736 / 1.55) – 1] x participation rate of 110%  = $132

Therefore, the total payment at maturity per note will be $1,132, which is the sum of the $1,000 stated principal amount and a supplemental redemption amount of $132.

Payment Example 2
The euro/dollar exchange rate decreases by 35.48% from the hypothetical initial exchange rate of 1.55 to a final exchange rate of 1.0, and the euro/dollar exchange rate remains within the exchange rate range at all times throughout the observation period.  Accordingly, the supplemental redemption amount is equal to:

$1,000 x absolute value of [(1.0 / 1.55) – 1] x participation rate of 110%  = $390.28

The supplemental redemption amount is positive even though the euro/dollar exchange rate has declined, and, therefore, the total payment at maturity per note will be $1,390.28, which is the sum of the $1,000 stated principal amount and a supplemental redemption amount of $390.28.

Payment Example 3
The euro/dollar exchange rate increases by 35.48% from the hypothetical initial exchange rate of 1.55 to a final exchange rate of 2.1.  Because a supplemental redemption amount will be paid only if the euro/dollar exchange rate remains within the exchange rate range at all times throughout the observation period and 2.1 is outside of the exchange rate range, the supplemental redemption amount is equal to $0 and the payment at maturity is equal to only $1,000.

While the decrease in the final exchange rate by 35.48%, as shown in Payment Example 2, results in the maximum payment at maturity of $1,390.28, an increase in the final exchange rate by the same percentage results in a supplemental redemption amount of $0, because the hypothetical initial exchange rate is closer to the top of the exchange rate range than it is to the bottom of the exchange rate range.

Payment Example 4
The euro/dollar exchange rate moves outside the exchange rate range at any time on any day during the observation period.  Because the euro/dollar exchange rate has moved outside the exchange rate range, the supplemental redemption amount is equal to $0, and the payment at maturity is equal to only $1,000 per $1,000 stated principal amount regardless of the final exchange rate.

May 2008	Page 9

Protected Absolute Return Barrier Notes due May 31, 2011
Based on the Performance of the Eurozone euro/U.S. dollar Exchange Rate

Risk Factors

The notes are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the notes.  Accordingly, investors should consult their own financial and legal advisors as to the risks entailed by an investment in the notes and the suitability of such notes in light of the investor’s particular circumstances.

The following is a non-exhaustive list of certain key risk factors for investors in the notes.  For a complete list of risk factors, please see the accompanying preliminary pricing supplement.

Structure Specific Risk Factors

¡
The notes do not pay interest.  Because the supplemental redemption amount may equal zero, the return on your investment in the notes may be zero and, therefore, less than the amount that would be paid on an ordinary debt security.  Even if there is a positive supplemental redemption amount, if the change in the euro/dollar exchange rate over the term of the notes, whether positive or negative, is small, the return on an investment in the notes may be less than the amount that would be paid on an ordinary debt security.  Accordingly, the notes have been designed for investors who are willing to forgo market floating interest rates in exchange for a supplemental redemption amount, if any, based on whether the euro/dollar exchange rate remains within the exchange rate range throughout the observation period and on the euro/dollar exchange rate on the valuation date.

¡
No guarantee of supplemental redemption amount.  If at any time on any day during the observation period the euro/dollar exchange rate is outside the exchange rate range, no supplemental redemption amount will be paid and investors will receive only the stated principal amount of their investment at maturity.

¡
Appreciation potential is limited.  The appreciation potential of the notes is limited to a maximum supplemental redemption amount equal to the stated principal amount times the participation rate times the larger of (i) the percentage difference between the initial exchange rate and 2.0 and (ii) the percentage difference between the initial exchange rate and 1.0, because if the final exchange rate is less than 1.0 or greater than 2.0, the euro/dollar exchange rate will have moved outside the exchange rate range and your supplemental redemption amount will equal $0.

¡
Market value of notes may decline.  If at any time on any day during the observation period the euro/dollar exchange rate is outside the exchange rate range, the market value of each note will decline below the stated principal amount and will no longer be linked to the euro/dollar exchange rate.  If you try to sell your notes on the secondary market prior to maturity in these circumstances, you will receive less than the stated principal amount for each note.

Currency Specific Risks Factors

▪
Currency exchange rate risk. Fluctuations in the euro/dollar exchange rate will affect the value of the notes.  The exchange rate between the euro and the U.S. dollar is the result of the supply of, and the demand for, the euro and the U.S. dollar.  Changes in the euro/dollar exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in Europe and the United States.  Of particular importance to potential currency exchange risk are: (i) rates of inflation; (ii) interest rate levels; (iii) balance of payments; and (iv) the extent of governmental surpluses or deficits in Europe (particularly in the member states of the Eurozone) and the U.S.  All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries constituting the Eurozone and the U.S. and other countries important to international trade and finance.

▪
Government intervention could materially and adversely affect the value of the notes.  Currency exchange rates are volatile and are affected by numerous factors specific to each foreign country (or economic region, in the case of the euro).  Governments or monetary authorities, including those of the member states of the Eurozone, the Eurozone itself or the United States, may use a variety of techniques, such as intervention by their central banks or imposition of regulatory controls or taxes, to affect the euro/dollar exchange rate.  Thus, a special risk in purchasing the notes is that their trading value and amount payable could be affected by the actions of sovereign governments or monetary authorities, fluctuations in response to other market forces and the movement of currencies across borders.  There will be no offsetting adjustment or change in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting the euro or the U.S. dollar.

May 2008	Page 10

Protected Absolute Return Barrier Notes due May 31, 2011
Based on the Performance of the Eurozone euro/U.S. dollar Exchange Rate

▪
Even though currencies trade around-the-clock, the notes will not. Because the inter-bank market in foreign currencies is a global, around-the-clock market, the hours of trading for the notes, if any, will not conform to the hours during which the euro and the dollar are traded.  Consequently, significant price and rate movements may take place in the foreign exchange market that will not be reflected immediately in the price of the notes.  Additionally, there is no systematic reporting of last-sale information for foreign currencies which, combined with the limited availability of quotations to individual investors, may make it difficult for many investors to obtain timely and accurate data regarding the state of the foreign exchange market.

Secondary Market Specific Risk Factors

¡
Market price influenced by many unpredictable factors.  Several factors will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including the euro/dollar exchange rate, whether the euro/dollar exchange rate has moved outside the exchange rate range at any time during the observation period, volatility of the euro/dollar exchange rate, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and creditworthiness of the issuer.

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The notes will not be listed.  The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  MS & Co. currently intends to act as a market maker for the notes but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the notes easily.  Because we do not expect that other market makers to participate in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the notes.  Because it is not possible to predict whether the market for the notes will be liquid or illiquid, you should be willing to hold your notes to maturity.

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Inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase notes in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging the issuer’s obligations under the notes.

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Hedging and trading activity could potentially affect the value of the notes.  We expect that MS & Co. and other affiliates will carry out hedging activities related to the notes (and possibly to other instruments linked to the euro and/or the U.S. dollar), including trading in futures, forwards and/or options contracts on the euro and/or the U.S. dollar as well as in other instruments related to the euro and/or the U.S. dollar.  Any of these hedging or trading activities during the term of the notes could potentially affect the euro/dollar exchange rate, including the final exchange rate and whether the euro/dollar exchange rate is outside the exchange rate range at any time during the observation period and, accordingly, the amount of cash investors will receive at maturity.

Other Risk Factors

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Economic interests of the calculation agent may be potentially adverse to the investors.  The calculation agent is an affiliate of the issuer.  Any determinations made by the calculation agent may affect the payout to investors at maturity.

¡	Issuer’s credit ratings may affect the market value. Investors are subject to the credit risk of the issuer. Any decline in the issuer’s credit ratings may affect the market value of the notes.

May 2008	Page 11

Protected Absolute Return Barrier Notes due May 31, 2011
Based on the Performance of the Eurozone euro/U.S. dollar Exchange Rate

Historical Information

The following table sets forth the published high, low and end-of-quarter daily euro/dollar exchange rates as of 4:00 p.m. (New York time) (expressed as the number of U.S. dollars per one euro) for each quarter in the period from December 31, 1998 through April 30, 2008.  We obtained the information in the table below from Bloomberg Financial Markets (“Bloomberg”), without independent verification.  We will not use Bloomberg to determine the initial exchange rate or the final exchange rate.  You cannot predict the future performance of the euro/dollar exchange rate based on its historical performance.

Eurozone euro	High	Low	Period End
1998
Fourth Quarter (beginning December 31, 1998)	1.1667	1.1667	1.1667
1999
First Quarter	1.1837	1.0732	1.0762
Second Quarter	1.0830	1.0308	1.0351
Third Quarter	1.0776	1.0136	1.0684
Fourth Quarter	1.0894	1.0013	1.0062
2000
First Quarter	1.0336	0.9514	0.9555
Second Quarter	0.9650	0.8895	0.9525
Third Quarter	0.9553	0.8493	0.8827
Fourth Quarter	0.9427	0.8272	0.9427
2001
First Quarter	0.9570	0.8767	0.8767
Second Quarter	0.9042	0.8424	0.8490
Third Quarter	0.9277	0.8364	0.9114
Fourth Quarter	0.9205	0.8770	0.8895
2002
First Quarter	0.9033	0.8593	0.8717
Second Quarter	0.9914	0.8750	0.9914
Third Quarter	1.0117	0.9660	0.9866
Fourth Quarter	1.0492	0.9707	1.0492
2003
First Quarter	1.1054	1.0362	1.0915
Second Quarter	1.1909	1.0695	1.1511
Third Quarter	1.1656	1.0809	1.1656
Fourth Quarter	1.2595	1.1416	1.2595
2004
First Quarter	1.2842	1.2128	1.2316
Second Quarter	1.2365	1.1822	1.2199
Third Quarter	1.2452	1.2011	1.2436
Fourth Quarter	1.3637	1.2285	1.3554
2005
First Quarter	1.3465	1.2757	1.2964
Second Quarter	1.3087	1.2032	1.2108
Third Quarter	1.2542	1.1902	1.2026
Fourth Quarter	1.2179	1.1670	1.1849
2006
First Quarter	1.2307	1.1820	1.2118
Second Quarter	1.2926	1.2092	1.2790
Third Quarter	1.2891	1.2505	1.2674
Fourth Quarter	1.3343	1.2513	1.3199
2007
First Quarter	1.3386	1.2892	1.3354
Second Quarter	1.3651	1.3303	1.3542
Third Quarter	1.4267	1.3426	1.4267
Fourth Quarter	1.4873	1.4048	1.4590
2008
First Quarter	1.5846	1.4455	1.5788
Second Quarter (through April 30, 2008)	1.5992	1.5573	1.5622

May 2008	Page 12